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                                                                    Exhibit 10.4

                              MAINTENANCE AGREEMENT

     This MAINTENANCE AGREEMENT (the "Agreement") is made and entered into as of
                                      ---------
December 19, 2001, effective as of the Effective Date (as hereinafter defined) between Advanced Casino Systems Corporation, a Delaware corporation, located at 200 Decadon Drive, Suite 100, Egg Harbor Township, New Jersey 08234 ("ACSC"),
                                                                      ----
HWCC-Tunica, Inc., a Texas corporation, located at 1150 Casino Strip Boulevard, Robinsonville, Mississippi 38664 ("Licensee").
                                   --------

     A. Greate Bay Casino Corporation, PPI Corporation, ACSC and ACSC Acquisitions, Inc. ("Buyer") are entering into a Stock Purchase Agreement of even date herewith (as amended from time to time, the "Purchase Agreement"),
                                                       ------------------
which provides (subject to the conditions set forth therein) for the transfer of all of the outstanding shares of capital stock of ACSC to Buyer (the "Transfer").
 --------

     B. In connection with, and as a condition and inducement to each party's willingness to enter into the Purchase Agreement, ACSC has granted to Licensee certain rights and licenses to the Licensed Products (as defined herein) pursuant to a License Agreement entered into as of even date herewith ("License
                                                                        -------
Agreement").
---------

     C. In connection with the License Agreement, ACSC shall provide to Licensee support and maintenance for the Licensed Products (as defined herein) in accordance with, and subject to, the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties set forth below, ACSC and Licensee agree as follows:

1    DEFINITIONS

1.1 "Affiliate" shall mean any person that controls, is controlled by, or is
     ---------
under common control with another company.
1.2 "Error" shall mean the failure of a Licensed Product to meet the published
     -----
specifications for such Licensed Product.
1.3 "Intellectual Property Rights" means any and all intellectual property and
     ----------------------------
industrial property rights, including, without limitation, patents, patent rights, copyrights, work of authorship, moral rights, trademarks, trade secrets and all applications and registrations of all of the foregoing.
1.4 "Location" means the Licensed Site(s) (as defined in the License Agreement)
     --------
to which ACSC will provide Support pursuant to this Agreement, as set forth on Attachment A, as well as any sites that exclusively provide support for the Licensed Sites and are located less than twenty (20) miles from the Licensed Site.
1.5 "Object Code" means software in the form not readily perceivable by humans
     -----------
and suitable for machine execution without the intervening steps of interpretation or compilation.
1.6 "Source Code" means software in human readable form that is not suitable for
     -----------
machine execution without the intervening steps of interpretation or compilation.
1.7 "Supported Hardware" means the proprietary hardware components licensed to
     ------------------
Licensee under the License Agreement that are subject to support and maintenance under this Agreement, including, without limitation, the hardware components identified on Attachment A.
1.8 "Supported Products" means, collectively, the Supported Hardware and
     ------------------
Supported Software.
1.9 "Supported Software" means the software (Source Code and Object Code)
     ------------------
licensed to Licensee under the License Agreement that is subject to support and maintenance under this Agreement, including, without limitation, the software identified on Attachment A.

2    EFFECTIVE DATE

     This Agreement will become effective automatically and without any further action by ACSC or Licensee upon the consummation of the Transfer (such date on which this Agreement becomes effective, is referred to herein as the "Effective Date").

3    PROGRAM SUPPORT AND MAINTENANCE

3.1 Support. ACSC shall provide the support and maintenance services as described herein ("Support") at the Locations for all Supported Products. ACSC
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will provide such Support both during implementation and production use. ACSC will use its best efforts to cure, as described below, all Errors in the Supported Products so that such Products perform in all material respects the functions described in the associated documentation. ACSC shall maintain a telephone support hotline, 24 hours a day, 7 days a week. If Licensee's use of a Supported Product is prevented or impacted such that Licensee cannot reasonably continue using such Supported Product, ACSC will commence work on such Error within twenty-four hours of notification from Licensee and will engage its development staff until a work-around that is reasonably satisfactory to ACSC and Licensee is achieved. For all other Errors reported to ACSC by Licensee, ACSC will commence work on the reported Error within forty-eight hours of notification during its normal technical support business hours and will engage its development staff until a workaround that is reasonably satisfactory to ACSC and Licensee is achieved. If an Error remains unsolved after ACSC attempts to remedy the Error remotely with the assistance of Licensee, ACSC will dispatch a qualified ACSC representative to the applicable Location to assist in the remedy of such Error. If Licensee requests information or clarification regarding the Supported Products but there is no impact on the operation of the Supported Products, ACSC will provide an initial response regarding the requested information or clarification within forty-eight (48) hours of notification during its normal technical support business hours.
3.2 Updates. If ACSC develops an upgrade, enhancement or update to an existing Supported Product ("Update"), ACSC shall make such Update available to Licensee
                    ------
at rates consistent with the terms of Section 6. ACSC shall promptly provide a notice to Licensee of any such available Updates. If Licensee desires to implement an Update, it will notify ACSC, and ACSC will provide promptly such Update to Licensee in appropriate format for use with the applicable Supported Product. Upon Licensee's request, ACSC will install an Update at rates consistent with the terms of Section 6 and Licensee shall also pay such portion of travel and living expenses incurred by ACSC consistent with the terms of
Section 6.
3.3 Additional Support. Support for additional Supported Products may be ordered by Licensee, from time to time, and added to Attachment A. All such additional Support shall be priced in a manner consistent with the terms of Section 6.
3.4 Other Services. If Licensee requires any services not listed above, including, without limitation, after hours service, ACSC shall provide such services at rates consistent with the terms of Section 6.
3.5 Travel Expenses. In the event on-site Support is necessary, Licensee shall pay such portion of travel and living expenses for the on-site ACSC personnel
3.6 Designated Agent. ACSC may authorize an organization to provide the Support required under this Agreement which organization must be reasonably acceptable to Licensee ("Designated Agent"). The Designated Agent may perform any or all
              ----------------
Support tasks associated with the terms of this Agreement as directed by ACSC; provided that ACSC shall remain responsible and liable for such Support. For purposes of this Agreement regarding Support, ACSC refers to either ACSC or its Designated Agent.

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3.7 Ownership. All programming materials, including, but not limited to, documentation and local fixes or bypasses developed and supplied by ACSC to Licensee under this Agreement, are the property of ACSC and may be provided by ACSC to others. All of the foregoing are included within the definition of Supported Products under this Agreement and licensed to Licensee as Licensed Products under the License Agreement.
3.8 Confidentiality. Each party shall take all measures reasonably requested by the other to protect the trade secrets and proprietary rights of such other party and will maintain such in confidence in accordance with the terms of the License Agreement.

4    LICENSEE RESPONSIBILITIES

     Licensee shall designate and provide ACSC with a liaison coordinator and alternate ("Support Coordinator") to coordinate the provision of Support by ACSC
            -------------------
to Licensee. Licensee shall be responsible for maintaining appropriate back-up procedures external to the Supported Products for reconstruction of any lost or altered files, data, or programs. When a problem occurs which Licensee believes is related to an Error in any Supported Product, Licensee's Support Coordinator will contact ACSC and will perform appropriate problem definition activities and remedial actions, as prescribed by a qualified ACSC representative, prior to the dispatch of a qualified ACSC representative to the applicable Location. Furthermore, in the event that Licensee modifies the Supported Products in any manner, Licensee must provide ACSC with the source and object code for the modified version of such Supported Software at least thirty (30) days prior to requesting support for such modified Supported Product under this Agreement. In the event that ACSC determines that it is unable to support the modified Supported Product as a direct result of such modifications, the provisions of
Section 8.2 shall apply.

5    CHARGES

5.1 Support Charges. For the Supported Products at each Location, Licensee will pay to ACSC an annual support charge as set forth and defined in Attachment A ("Support Charges"). ACSC may modify the Support Charges for a renewal term, so
  ---------------
long as the modified Support Charges are in an amount consistent with Section 6, by providing to Licensee such modified Support Charges at least sixty (60) days prior to the commencement of such renewal term.
5.2 Payment. Support Charges will be invoiced annually and paid in advance. Other charges, if any, will be invoiced in the month after such charges have been incurred. All payments to be made hereunder shall be made by Licensee within thirty (30) days after the date of receipt of invoice.
5.3 Taxes. In addition to the charges due under this Agreement, Licensee shall pay any taxes incurred as a result of the Support and other services performed under this Agreement, exclusive of any taxes based on the net income of ACSC.

6    MOST FAVORED CUSTOMER

     The pricing offered by ACSC to Licensee, and the related terms, for the Support and other services provided under this Agreement shall be at least as favorable to Licensee as any pricing or terms offered by ACSC to any other casino operating company. For the purposes of this Agreement, the pricing and related terms offered to any other casino operating company shall include the number of installed and supported locations, the type of services offered, the response times associated with such services and any related purchases that would otherwise effect the value that ACSC receives from the other casino operating company. To the extent the existing or future contractual arrangements for such Support and services do not afford Licensee the most favorable pricing and terms described above, such arrangements will be amended to promptly provide Licensee with such.

7    EXCLUSION OF INCIDENTAL AND CONSEQUENTIAL DAMAGES

     Independent of, severable from, and to be enforced independently of any other enforceable or unenforceable provision of this Agreement, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, AND LOSS OF BUSINESS AS A RESULT OF BREACH OF ANY TERM OF THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

8    TERM; TERMINATION

8.1 Term of License. This Agreement is effective from the Effective Date and shall remain in force for twelve (12) months from the Effective Date ("Initial
                                                                       -------
Term"). After the Initial Term, this Agreement will be renewed automatically for
----
successive twelve (12) month renewal terms, unless either party notifies the other of its intent to terminate the Agreement at least fifteen (15) days prior to the commencement of any renewal term (the Initial Term and all such renewal terms, collectively, the "Term").
                          ----
8.2 Termination. Either party may terminate this Agreement upon written notice:
(a) if the other party breaches any material provision of this Agreement and does not cure such breach within thirty (30) days after receiving written notice from the non-breaching party describing such breach; or (b) if the other party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditor's arrangement, composition or comparable proceeding or if any such proceeding is instituted against the other party (and not dismissed within ninety (90) days). If Licensee modifies the Supported Products and, as a direct result of such modification, ACSC reasonably determines that it is unable to maintain the Licensed Products through commercially reasonable efforts, ACSC may terminate this Agreement upon sixty (60) days prior written notice to Licensee. Licensee may terminate this Agreement upon thirty (30) days prior written notice to ACSC. Upon early termination of this Agreement for any reason, ACSC shall refund to Licensee any pre-paid amount for Support on a pro-rata basis.
8.3 Rights and Remedies. All rights and remedies available to either party under this Agreement or at law or in equity, unless specifically foreclosed by this Agreement, may be pursued successively or singly, and without prejudice to any other right or remedy available to such party, it being the intention of the parties that all rights and remedies available to the parties are cumulative

9    ENTIRE AGREEMENT

     This Agreement, Attachment A and all other Attachments attached to this Agreement and made a part of it, together with the License Agreement and the Side Letter Agreement between ACSC and Licensee dated as of the date hereof (the "Letter Agreement"), constitutes the entire agreement between the parties concerning the subject matter hereof. Other than the License Agreement and Letter Agreement, no prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties with reference to the subject matter of this Agreement will be of any force or effect. In the event of an omission or inconsistency between this Agreement and the License Agreement, the provisions of the License Agreement shall apply.

10   GENERAL PROVISIONS

10.1 Independent Parties. The parties are independent contractors. No partnership or joint venture is intended to be created by this Agreement, nor any principal-agent or employer-employee relationship. Neither party has, and neither party shall attempt to assert, the authority to make commitments for or to bind the other party to any obligation.
10.2 Injunctive Relief. Each party acknowledges that any violation by it of its covenants in this Agreement to the other may result in damages that are largely intangible but nonetheless real, and that is incapable of complete remedy by an award of damages. Accordingly, any such violation shall give the other party the right to seek a court ordered injunction or other appropriate equitable relief to specifically enforce those covenants.
10.3 Amendments. No modification or amendment to this Agreement will be valid or binding unless reduced to writing and duly executed by the party or parties to be bound thereby.
10.4 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision or portion shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

10.5 Notices. Every notice required or contemplated by this Agreement to be given by either party may be given by hand delivery, by overnight commercial courier delivery service or express mail, by facsimile, or by certified mail return receipt requested addressed to the party for whom it is intended, at the address specified in this Agreement. Either party may change its address for notice by giving notice to the

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other party of the change. Any notice under this Agreement shall be deemed delivered on the date of hand delivery, the next business day after delivery to an overnight commercial courier service or to the United States Postal Service for express mail for delivery on the next business day, the date faxed, if electronic confirmation of delivery is obtained and retained, or three (3) days after mailing by certified mail return receipt requested.
10.6 Choice of Law. This Agreement will be interpreted and enforced in accordance with the law of the State of Delaware except that the conflicts of laws principles of Delaware shall not apply so as to make the law of another jurisdiction applicable.
10.7 Attorneys' Fees. Except as otherwise provided in this Agreement, in the event of any dispute arising out of or relating to this Agreement, or an alleged breach thereof, each party will be responsible for and pay its own respective attorneys' fees and expenses.

10.8 No Waiver. None of the terms of this Agreement, or any term, right, or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith.

10.9 Binding on Successors. This Agreement will be binding upon and inure to the benefit of the parties and their successors and assigns permitted by this Agreement.

10.10 Section Headings. The section contained in this Agreement are for reference purposes only and shall not in any way control the meaning or interpretation of this Agreement.

10.11 Review and Mutual Negotiation. This Agreement shall be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arms' length, and will be interpreted in accordance with its terms without favor to any party. The parties hereto have reviewed this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party are not to be employed in the interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

HWCC-TUNICA, INC.                       ADVANCED CASINO SYSTEMS CORPORATION


By:                                     By:
   ---------------------------------       -------------------------------------

Name:                                   Name:
     -------------------------------         -----------------------------------

Title:                                  Title:
      ------------------------------          ----------------------------------

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                                  ATTACHMENT A

1.   Location

     1150 Casino Strip Boulevard,
     Robinsonville, Mississippi  38664

2.   Supported Software

  Slot Management System (SMS(TM)) Software-
     Includes All SMS(TM) System Component Software
     With Electronic Withdraws and Deposits Feature plus
     Slot Accounting and Management Software
  SMS(TM) Graphic Monitor Software
  Delphi Slot Analysis Module
  Scale Interface
  Currency Counter Interface

  Casino Management System (CMS) Software -
     Includes the following modules:
     Casino Accounting & Management
     Patron Ratings, Club & Complimentaries
     Groups Management & Analysis
     Invitation System
     Extract Management
     Direct Mail System
     Sweepstakes Management
     Credit & Credit Bureau Interface
     Casino / Hotel Interface (LMS Only)
     Games Analysis

  Table Management System (TMS) Software

3.   Supported Hardware

  Proprietary Hardware Components
  -------------------------------
     SMS(TM) In-Game hardware
     SMS(TM) base wiring

     System require hardware
     -----------------------
     Gearbox with Arctic Cards & Optic Rack
     HASS File servers - Hot and Back-up

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     Additional Supported Items(or functional equivalents)
     --------------------------
     Table Games Management License
     TMS Workstations
     Tele-marketing module
     Voice Response Module
     IGT Extended SAS Protocol
     Seagull Seats - GUI Interface licenses
     Showcase Warehouse Manager License
     with ReportWriter/Query
     ACSC/Showcase Modules:
     ReportWriter/Query: Pro-forma, Estract & Upload
     ReportWriter/Query: Market Segment
     ReportWriter/Query: Groups Analysis
     Graphic Display Units
     Graphic Display Show Editor
     Barcode Coupon System License
     Seagull Server license

4.   Support Charges

     SMS support services                                 $              40,000
     Includes Slot Marketing System and Slot Accounting
     Graphic monitor system software                                      1,440
     Toledo scale interface                                               1,056
     Toshiba currency counter interface                                   1,056
     Delphi slot analysis module                                  Included in SMS
     In-game hardware                                     $2.50 per game per month
     CMS support services                                                43,650
     TMS maintenance                                                     12,375

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